genzyme PHARMACEUTICALS	GENZYME CORPORATION CNE KENDALL SQUARE CAMBRIDGE, MA 02139-1562, USA 617-252-7500 FAX 617-252-7772 www.genzyme.com

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AMENDED AND RESTATED SUPPLY AGREEMENT (“Agreement”) dated as of October 8, 2003, is by and between Genzyme Corporation, with principal offices located at One Kendall Square, Cambridge, Massachusetts 02139 ("Vendor") and Photogen Technologies, Inc., through its IMCOR Pharmaceutical Division, a Nevada corporation with its principal offices located at 6175 Lusk Boulevard, San Diego, California 92121 ("IMCOR").
WHEREAS, Vendor entered into a Supply Agreement with Alliance Pharmaceutical Corp. dated as of May 16, 2000 (the "Original Supply Agreement");
WHEREAS, Photogen Technologies, Inc. has acquired the business of Alliance Pharmaceutical Corp. to which the Original Supply Agreement relates;
WHEREAS, IMCOR and Vendor now desire to modify the terms of their relationship and amend and restate the Original Supply Agreement as provided herein;
WHEREAS, Vendor has by virtue of its proprietary technologies and know-how developed and manufactures or by virtue of its distribution relationship with the manufacturer has adequate access to the material described on Exhibit "A" attached hereto (the "Material"); and
WHEREAS, IMCOR desires to secure a long-term supply of commercial quantities of the Material for its product described on Exhibit "A" (the "Product") if and when such Product is approved by the FDA and Vendor is willing to supply such quantities of its Material to IMCOR as IMCOR's exclusive supplier of the product.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows.
1.  Supply. During the term of this Agreement, IMCOR shall purchase all of its requirements of Material for commercial manufacturing from Vendor and Vendor shall sell to IMCOR such quantities of the Material as ordered from time to time by IMCOR. Nothing herein shall limit Vendor's ability to supply Material to other customers.
2.  Duration. This Agreement shall have effect upon execution and shall remain in effect for the initial term indicated on Exhibit "A" (the "Term") Thereafter, this Agreement shall be renewed automatically for successive two-year periods unless terminated by either party by written notice not later than eighteen months prior to expiration of the initial term or any renewal period.
3.  Specification and Quality Control Standards; GMP Compliance.
3.1  The quantities of the Material to be supplied hereunder shall be manufactured by Vendor in accordance with all applicable laws, rules and regulations, and in conformity with the specification and quality control standards set forth in Exhibit "B" attached hereto (collectively, the "Specifications"). If IMCOR wishes to change the Specifications, Vendor shall use its reasonable endeavors to carry out such change subject to agreement on a reasonable change (increase or decrease) in price, if appropriate, to reflect any costs or savings consequent thereon. Vendor shall consult with and must obtain written consent from IMCOR reasonably in advance of making any changes in the Specifications, or other aspect of the production, storage, and transport of Material which would or might:

[****] Represents material which has been redacted pursuant to a request for confidential statement pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

(a)	Cause a potential change in the Material purity profile;
(b)	Require IMCOR to revalidate its own process or methods;
(c)	Require IMCOR to re-audit Vendor,
(d)	Require IMCOR or Vendor to submit or resubmit any documentation to the FDA.

Subject to the foregoing, Vendor may otherwise alter the Specifications upon sixty days prior written notice to IMCOR.
3.2  Vendor shall make available to IMCOR such data and information in relation to Material as is reasonably necessary to ascertain compliance with this Agreement and to qualify the use of Material in the Product with appropriate regulatory authorities. However, nothing here shall be construed as placing Vendor under an obligation to disclose to IMCOR any data relating to the actual production or purification of the Material except as Vendor deems appropriate for IMCOR to satisfy itself regarding the security or quality of supply of the Material or unless IMCOR is required to supply any such data to any appropriate regulatory authorities, in which case Vendor shall provide such information to IMCOR or arrange for direct disclosure to such regulatory authorities at IMCOR's expense. IMCOR may visit and inspect Vendor's facilities used in the Manufacture and testing of the Material once per year with reasonable prior notice.
3.3  Vendor shall carry out the production and purification of the Material to be supplied hereunder in accordance with the U.S. Food and Drug Administration ("FDA") and Good Manufacturing Practice ("GMP") regulations and shall allow inspection of Vendor facilities by U.S. or foreign regulatory authority representatives to enable the said representatives to verify Vendor's compliance with GMP and all other relevant regulations. Vendor may altar the production and purification processes for the Material upon prior written notice to IMCOR but only if Vendor follows all appropriate regulatory procedures and obtains any relevant regulatory approvals and there is no change to the specification and quality control standards for the Material.
4.  Estimates and Orders. As soon as practical after the effective date of this Agreement, and within the last [****] days of each calendar quarter thereafter, IMCOR shall deliver to vendor a [****] month rolling Forecast (the "Forecast") of the quantity of material to be purchased by IMCOR. The [****] of such Forecast will be considered a firm commitment for production quantities and the remainder of the Forecast shall be advisory only. Accordingly, the [****] quantity in each subsequent Forecast shall be identical to the [****] quantity in the previous "Forecast" unless the parties otherwise agree in writing. Within [****] days of delivery of each Forecast, IMCOR shall submit to Vendor a written delivery "Order" for the Material which shall represent the [****] firm commitment as illustrated by the Forecast.
5.  Delivery. The Material shall be supplied D.D.U. San Diego, California with any and all freight and packaging expenses being prepaid by Vendor and added to Vendor's invoice to IMCOR for payment by IMCOR. Title to and risk of loss of the Material shall pass to IMCOR at the time of delivery to a carrier designated by IMCOR or, if not delivered but stored by Vendor at IMCOR's request, at the time such Material is actually segregated and stored in facilities reasonably designed and maintained for storage of the materials. All shipments shall meet the specifications set forth in Exhibit "B" and be accompanied by a Certificate of Analysis. Material Orders shall be delivered to IMCOR in accordance with a delivery schedule provided by IMCOR in the Order, provided that no delivery be required to be made within one hundred and twenty (120) days of such Order.

[****] Represents material which has been redacted pursuant to a request for confidential statement pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

6.  Prices and Payment.
6.1  IMCOR shall pay the prices specified in Exhibit "C" for the Material delivered by Vendor.
6.2  The price does not include sales, use, excise or any other similar taxes imposed by Federal, state or local governments, and accordingly such taxes shall be paid by IMCOR.
6.3  Invoices for Material shall be sent to IMCOR on or after the date of shipment of Material. Payment shall be made by IMCOR as follows: (i) [****] of the payment for the Material in the Order (the "Order Payment") shall be paid upon submission of the Order pursuant to Section 4 hereof, (ii) [****] of the Order Payment shall be due upon delivery of the Material and (iii) [****] of the Order Payment shall be due within [****] days from the date of invoice, net of any and all invoice fees or other fees or charges, other than those specified in this Agreement.
6.4  IMCOR shall pay Vendor a fee of [****] United States dollars [****] per calendar quarter (the "Regulatory Fee") for costs incurred by Vendor that are associated with the filing and maintenance of the Drug Master File (DMF) and all supporting documentation. The first quarterly Regulatory Fee shall be due upon execution and delivery of this Agreement and the remaining quarterly Regulatory Fees shall be due on the first day of each calendar quarter thereafter; provided however, that if IMCOR's total Orders in any calendar year exceed [****] United States dollars [****], IMCOR's obligation to pay the Regulatory Fee as set forth in this Section 6.4 shall terminate.
7.  Confidentiality. Each party hereto (a "Recipient") recognizes that the other party hereto and its subsidiaries and affiliated corporations (a "Discloser") own or have licensed certain confidential information, including but not limited to secret or confidential data, proprietary information, trade secrets, technology, formulae, processes, procedures, scientific studies, regulatory submissions, business plans, information and the like, whether all of the same be in writing or not, and that Discloser has disclosed or may disclose to Recipient portions of such confidential information (all of which is referred to as "Confidential Information"). Use of the Confidential Information shall be solely for the purposes of complying with this Agreement. Recipient agrees to maintain the confidential status of such Confidential Information and not to disclose the same to persons not authorized herein or otherwise authorized in writing by Discloser to receive such Confidential Information. Confidential Information shall not include information that was (i) in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (iii) was independently developed or discovered by the receiving party prior to the time of its disclosure under this Agreement; (iv) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the disclosing party receives prior written notice of such disclosure and that the receiving party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure

8.  Termination / Breach. Notwithstanding any other provisions of this Agreement, either party, at its option, may terminate this Agreement;
8.1  Should the other commit an act of bankruptcy, be declared bankrupt, voluntarily file or have voluntarily filed against it, a petition for bankruptcy or reorganization unless such petition is dismissed within 60 days of filing, enter into an arrangement for benefit or creditors, enter into a procedure of winding up or dissolution or should a Trustee or Receiver be appointed for its business, assets or operations; or
8.2  Unless excused pursuant to Section 14 of this Agreement, upon 120 days written notice, should the other fail to comply with or to perform any of its obligations under this Agreement unless such failure or non-performance is corrected within the 120 day period following notification, or such extended period as shall be agreed between parties.
8.3  If the FDA and all applicable foreign agencies fail to approve the Product or subsequently rescind the approval of the Product, by giving written notice thereof to the other party.
8.4  Notwithstanding the foregoing, if Vendor fails to provide the material in accordance with this Agreement and the Order more that two times, IMCOR may by providing sixty (60) days written notice, change this Agreement into a nonexclusive purchase agreement. If Vendor is able to provide Material within the 60-day notice period set forth herein, this Agreement shall retain its exclusivity provision.
9.  Limited Warranty. Vendor warrants that the Material shall be manufactured in accordance with all applicable laws, rules and regulations, according to cGMPs, and in conformity with Specifications. This warranty is in lieu of, and VENDOR SPECIFICALLY DISCLAIMS AND EXCLUDES, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
10.  Limitation of Liability. Vendor will not under any circumstances be liable to IMCOR for incidental, special or consequential damages (including, but not limited to, loss of profits, revenue or business) resulting from or in any way related to a breach of any representation or warranty hereunder. This limitation does not apply to claims for personal injury by a third party.
11.  Inspection. IMCOR shall stole Material under appropriate conditions and not later than 45 days after receipt of each consignment of the Material sold hereunder, IMCOR shall examine such consignments of the Material for compliance with the Specifications and shall notify Vendor of any non-compliance without delay within such 45 day period. In the event of any dispute as to the compliance of the Material with the Specifications, representative samples of the Material will be provided to an independent testing service (the "Testing Service) that shall be identified by mutual agreement within ninety (90) days of the date hereof, and the results provided by the Testing Service shall be finally determinative. The incorrect party shall be responsible for all costs incurred by the Testing Service. In no event shall acceptance relieve Vendor from any obligations under warranties, unless non-conformity should reasonably have been detected by IMCOR using reasonable diligence. Vendor shall replace any delivery of the Material that the Testing Service deems to be non-conforming as soon as possible, but in any event, within 120 days of the date of receipt of notice thereof.
12.  Indemnity.
12.1  IMCOR shall indemnify, defend and hold harmless Vendor and its affiliates and each of their respective directors, officers, employees and agents against all claims, losses, damages and expenses, including attorneys' fees (collectively "Losses") relating to (i) any death or personal injury arising from use of the Product containing Material purchased hereunder, except those arising as a result of Vendor's negligence or a breach of Vendor's agreements, and warranties hereunder and (ii) a breach of the terms of this Agreement by IMCOR. Vendor shall notify IMCOR of any such claim received by Vendor and IMCOR shall have the right to control the conduct of the defense or settlement of the claim. IMCOR shall at its own expense keep in force during the term of this Agreement as well as for a period of ten years thereafter adequately funded self-insurance or policies of insurance. Such insurance should provide coverage to the extent required by local laws and pharmaceutical industry practice. IMCOR shall upon the request of Vendor provide Vendor with a certificate of insurance or other documentation as proof of the insurance requirement herein.

12.2   Vendor hereby agrees to indemnify, defend and hold harmless IMCOR and its affiliates, and each of their respective directors, officers and employees and agents, from and against any and all Losses incurred by IMCOR, based on or arising out of Vendor's breach of the limited warranty as set forth in Section 10 herein or Vendor's negligence. Vendor agrees to maintain in effect for the term of this Agreement and ten years thereafter adequately funded self-insurance or policies of insurance providing coverage to the extent required by local law and pharmaceutical industry practice.
13.  Generic Drug Enforcement Act of 1992. Vendor represents that it and its employees have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or 306(b) of the Generic Drug Enforcement Action of 1992. Vendor represents that it has never been and, to the best of its knowledge after due inquiry, none of its employees, affiliates or agents has ever been (a) threatened to be debarred or (b) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b). Vendor agrees that it will promptly notify IMCOR in the event of any such debarment, conviction, threat or indictment.
14.  Force Majeure. If the performance by any party of any obligation under this Agreement other than the payment of money, is prevented or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting party, such party shall be excused from performing so long as such situation continues to prevent or impair performance; provided the party claiming such excuse shall have promptly notified the other party of the existence, nature, duration and other details of such cause and shall at all times use its reasonable effort to resume a complete performance. If any party anticipates that a Force Majeure may occur that party shall notify the other immediately and explain the nature, details and expected duration thereof. The affected party will advise the other from time to time as to the progress in remedying the situation and as to the time when the affected party expects to resume its obligations and shall notify the others as to the expiration of any Force Majeure as soon as the affected party knows the date thereof. "Force Majeure" shall mean an event beyond the reasonable control of a party including, but not limited to, fire, flood, sabotage, shipwreck, embargo, explosion, accident, riot, act of governmental authority (including, without limitation, acts relating to raw material or product allocation), acts of God and acts of war.
15.  Records. All records relating to the manufacture of Material shall be retained for a period of not less than five years from the date of manufacture of Material or six months from the expiration of the final released Material, whichever is later. Prior to the destruction of any record, written notice shall be provided to IMCOR and IMCOR shall have the right to request and retain said records.

16.  Notices. Any notice required or permitted to be given or made under this Agreement shall be in writing and sent by telefax or registered letter or by recognized overnight courier (i.e. Federal Express) to the other party at its address indicated on the first page of this Agreement, or to such other address as the addressee shall have furnished in writing. Notice shall be deemed received three days after deposit in the mail or, if sent by courier or facsimile, upon receipt.
17.  Entire Agreement. The terms and provisions contained in this Agreement, constitute the entire Agreement between the parties with respect to the transactions contemplated hereby and shall supersede all previous communications. Representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in writing and signed by both parties.
18.  Non-Waiver. Failure to terminate this Agreement following breach or failure to comply with this Agreement, shall not constitute a waiver of a party's defenses, rights or causes of action arising from such or any further breach or non-compliance. Any waiver must be expressly in writing. The waiver by any of the parties to this Agreement of any breach of any provision hereof by the other party or parties shall not be construed to be a waiver of a succeeding breach of such provisions or a waiver of the provision itself.
19.  Severability and Survival. If and to the extent that any court, arbitrator or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement or the application hereof to any circumstances, to be invalid or to be unenforceable in a final non-appealable order, the remainder of this Agreement and the application of such terms, provisions or conditions or parts thereof to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the other terms, provisions and conditions of this Agreement shall be valid and enforceable to the fullest extent of the law. Sections 7, 10 and 12 shall survive and termination of this Agreement.
20.  Assignment. Neither party shall at any time, without the prior written consent of the other party assign or otherwise transfer its rights or obligations under this Agreement in whole or in part to any other party whatsoever, provided that either party may assign or transfer its rights and obligations hereunder to a third party as part of a divestment or licensing of all or substantially all of the business to which this Agreement pertains and has the resources to comply with the terms of this agreement.
21.  Controlling Provisions. In ordering and delivering supplies of the Material the parties may employ their standard forms; however, nothing contained on such forms shall be construed to modify, amend, add to or delete the terms of this Agreement and in the event of any conflict between them, the terms of this Agreement shall prevail.
22.  Arbitration and Governing Law.
22.1  In the event that any dispute arises out of this Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to achieve an amicable settlement of any such dispute, that dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association and the award or decision made in such arbitration shall be final and binding upon the parties.
22.2  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, with disregard to its conflicts of law rules.

23.  Relationship of Parties. The relationship of parties under this Agreement is that of independent contractors. No party shall be deemed to be the partner or agent of the other, and no party is authorized to take any action binding upon the other.

IN WITNESS WHEREOF, Vendor and IMCOR have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

IMCOR, A DIVISION OF PHOTOGEN TECHNOLOGIES, INC.	GENZYME CORPORATION

JACK DEFRANCO	DANIEL O’NEIL HAYDEN

By: /s/ Jack DeFranco	By: /s/ Daniel O’Neil Hayden

Title: Senior Vice President	Title: Senior Vice President & General Manager

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

Exhibit "A"
to Supply Agreement
between IMCOR, a Division of Photogen Technologies, Inc.
and
Genzyme Corporation

1.	Vendor Material:	1,2-Dimyristoyl-sn-glycero-3-phosphocholine, Genzyme product code # LP-04-058, DMPC

2.	IMCOR Product:	IMAGENT ® perflexane lipid microspheres

3.	Contract Term:	[****] years

4.	Pricing:	A. See Exhibit "C"

B.   If government regulations or similar mandatory requirements cause the cost to Vendor or raw materials to vary substantially, the parties shall meet to agree to a corresponding variation in the price of the Material.

5.	Primary Contact:	A. IMCOR A Division of Photogen Technologies, Inc.Address: 6175 Lusk Boulevard, San Diego, CA 92121 Phone: (858) 410-5601 Fax: (858) 410-5602

B. Vendor Genzyme Corporation Name: William DeVroom Address: One Kendall Square, Cambridge, MA 02139 Phone: (800) 868-8208 Fax: (617) 252-7772

Exhibit "B"
to Supply Agreement
between IMCOR, a Division of Photogen Technologies, Inc.
and
Genzyme Corporation

SPECIFICATIONS AND QUALITY CONTROL STANDARDS
See attachment "Component Purchase Specifications"

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule
24B-2 under the Securities Exchange Act of 1934, as amended.

Exhibit "C"
to Supply Agreement
between IMCOR, a Division of Photogen Technologies, Inc.
and
Genzyme Corporation
(SUBJECT TO MODIFICATION]
PRICING

Increments purchased shall be aggregated with all purchases in the same year, with the total amount purchased reset to 0 on each January 1 during the term, and priced according to the schedule below. For example, if [****] kg was purchased in a calendar year, the first [****] kg would be priced at [****] and the additional [****] kg would be priced at [****] per kg.

Product	Amount Purchased (kg)	Price per kg ($)
1,2-Dimyristoyl-sn- glycero-3-phosphocholine, Genzyme product code # LP-04-058, DMPC	[****]	[****]
1,2-Dimyristoyl-sn- glycero-3-phosphocholine, Genzyme product code # 12-04-058, DMPC	greater than [****] kg and less than or equal to [****] kg	[****]
1,2-Dimyristoyl-sn- glycero-3-phosphocholine, Genzyme product code # LP-04-058, DMPC	greater than [****] kg and less than or equal to [****] kg	[****]
1,2-Dimyristoyl-sn- glycero-3-phosphocholine, Genzyme product code # LP-04-058, DMPC	Greater than [****] kg	[****]